EXHIBIT 99.1

News Release

Contacts:	Lonny D. Robinson	Angie Yang/Evan Pondel
	Chief Financial Officer	Investor Relations
	213.401.2311	PondelWilkinson Inc.
310.279.5980
investor@pondel.com

CENTER FINANCIAL’S MOU LIFTED

LOS ANGELES, CA – May 22, 2007 – Center Financial Corporation (NASDAQ: CLFC), the holding company for Center Bank (Bank), today announced that following a recent full-scope examination, the Federal Deposit Insurance Corporation (FDIC) found significant improvement in the Bank’s compliance with BSA-related regulations and terminated the informal memorandum of understanding (MOU) that was previously issued against the Bank on May 11, 2005. The termination was effective as of May 17, 2007.

“We are certainly very excited with the result of our recent examination,” said Jae Whan (J.W.) Yoo, president and chief executive officer. “First and foremost, I want to thank each and every member of our team for their tireless and dedicated efforts over the last two years, without which we could not have attained this result. This termination recognizes not only the significant improvements that we have made in our BSA compliance processes and functions, but also of the new management team’s commitment to ensure heightened BSA oversight for the long-term. Moreover, I am personally reinvigorated as the lifting of the MOU further fuels Center Bank’s renewed energy as we prepare for our next phase of growth.”

About Center Financial Corporation

Center Financial Corporation is the holding company of Center Bank, a community bank offering a full range of financial services for diverse ethnic and small business customers. Founded in 1986 and specializing in commercial and SBA loans and trade finance products, Center Bank has grown to be one of the nation’s leading financial institutions focusing on the Korean-American community, with total assets of $1.87 billion at March 31, 2007. Headquartered in Los Angeles, Center Bank operates 26 branch and loan production offices. Of the company’s 17 full-service branches, 15 are located throughout Southern California, along with one branch each in Chicago and Seattle. Center Bank’s nine loan production offices are strategically located in Phoenix, Seattle, Denver, Washington D.C., Las Vegas, Atlanta, Honolulu, Houston and Dallas. Center Bank is a California state-chartered institution and its deposits are insured by the FDIC to the extent provided by law. For additional information on Center Bank, visit the company’s Web site at www.centerbank.com.

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